Exhibit 10.1

Interest Purchase Agreement

among

PDS GIS/LIS, INC.

and

David M. King and Glen W. Thurow

Constituting All of The Members of

Land Links Company LTD.,
a New Mexico limited liability company

Effective as of

January 1, 2007

Interest Purchase Agreement

This Interest Purchase Agreement (this "Agreement") is entered into effective as of January 1, 2007, by and among PDS GIS/LIS, Inc., a ____________Delaware corporation ("Buyer"), David M. King and Glen W. Thurow (each individually a "Member" and collectively the "Members"), constituting all of the Members of Land Links Company, LTD., a New Mexico limited liability company (the "Company").

RECITALS

A. David M. King owns forty nine percent (49%) of the membership interests in and to the Company, Glen W. Thurow owns fifty one percent (51%) of the membership interests in and to the Company, and together the Members own one hundred percent (100%) of the membership interests in and to the Company (the "Interests").

B. The Members desire and intend to sell the Interests to Buyer at the price and on the terms and subject to the conditions set forth below.

C. Buyer desires and intends to purchase the Interests from the Members at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

In consideration of the terms hereof, the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions

Capitalized terms shall have the meanings set forth herein.

ARTICLE II - PURCHASE AND SALE OF INTERESTS

2.1	Purchase and Sale of Interests

On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Interests from the Members, and the Members agree to sell the Interests, constituting 100% of the Interests in and to the Company, to Buyer.

2.2	Consideration for Interests

The aggregate purchase price (the "Purchase Price") for the Interests is 360,000 shares, no par value (the "Parent Stock"), of Xedar Corporation, a Colorado corporation ("Parent"), and the parent of Premier Data Services, Inc., a Delaware corporation, which is the parent of Buyer, payable as set forth in this Section 2.2. The Parent Stock shall be "restricted stock" as that term is define in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

2.2.1 Payment

At Closing (as defined below) Buyer shall cause Parent to direct its transfer agent, Computershare Trust Company, Inc. (the "Transfer Agent"), (a) to issue to David M. King 180,000 shares of Parent Stock; and (b) to issue to Glen W. Thurow 180,000 shares of Parent Stock.

Interest Purchase Agreement

2.2.2 Registration Rights and Lock-Up Agreement; Adjustment to Purchase Price

(a) At or prior to Closing, David M. King and Glen W. Thurow shall each execute a registration rights and lock-up agreement ("Registration and Lock-Up Agreement") in substantially the form attached hereto as Exhibit 2.2.2. The Registration and Lock-Up Agreement, shall provide, among other things, that Parent shall use its best commercial efforts to file, with the United States Securities and Exchange Commission ("SEC"), a registration statement with respect to the Parent Stock within 90 days of the Closing and that Parent shall uses its best commercial efforts to cause such registration statement to be declared effective within 180 days of the Closing. The Registration and Lock-Up Agreement, shall further provide, among other things, that the Members shall be prohibited from selling the Parent Stock for a period of not less than one year after the Closing, subject to waiver by Parent.

(b) "Actual Net Equity" shall mean the Company's total assets less total liabilities (for purposes of this definition, total assets and total liabilities shall be determined in conformity with GAAP and in a manner consistent with that used to prepare the Financial Statements (as defined below)). No later than two (2) days prior to the Closing Date (as defined below), the Company shall prepare and deliver to Buyer a balance sheet dated as of two (2) days prior to the Closing Date, prepared in conformity with GAAP and in a manner consistent with that used to prepare the Financial Statements (the "Closing Balance Sheet"). It is the intent of the parties that all liabilities of the Company, including, but not limited to payroll, accrued vacation, employee benefits, and all accounts payable, will be satisfied by the Company and the Members prior to Closing, and that all remaining cash of the Company, if any, will be distributed to the Members, such that the Actual Net Equity of the Company at Closing, and as reflected on the Closing Balance Sheet, is equal to zero (0). However, in the event that Buyer shall dispute the Closing Balance Sheet, Buyer may, within sixty (60) days after the Closing Date, engage a firm of certified public accountants (the "Independent Expert") selected by Buyer to audit the Company. The costs and expenses of such Independent Expert shall be borne by Buyer; provided, however, that should the Independent Expert determine that there exists a discrepancy between the Closing Balance Sheet and the Final Balance Sheet (as defined below) in excess of $10,000, the costs of such audit shall be borne by the Members, such costs to be paid by the Members in accordance with Section 2.2.2(c). The Independent Expert shall perform an audit of the Closing Balance Sheet and shall deliver its findings (the "Final Balance Sheet") to Buyer and the Members no later than sixty (60) days following appointment. The decision of the Independent Expert shall be final and binding upon the parties.

(c) In the event that the Final Balance Sheet reflects an Actual Net Equity that is lower than that reflected on the Closing Balance Sheet (an "Adjustment"), then the Members shall be obligated to surrender to Parent for cancellation 1 share of Parent Stock for each dollar amount of the Adjustment, plus the costs of the Audit, if any, to be borne by the Members pursuant to Section 2.2.2(b). If the Members are obligated to surrender for cancellation any shares pursuant to this Section 2.2.2, then the Members, within 10 days after receiving written notice from Parent concerning the adjustments to be made pursuant to this Section 2.2.2(c), shall deliver to Parent the certificates for the Parent Shares, duly endorsed in favor of Parent, to the Parent, and the Parent shall promptly issue new certificates to the Members reflecting the number of shares to be issued to each Member after deducting the number of shares to be surrendered and cancelled pursuant to this Section 2.2.2(c).

Interest Purchase Agreement

2.3	Closing

The closing of the transactions contemplated herein (the "Closing") shall be on ____________January 1, 2007 and shall be held at ____________the offices of Buyer, or such other time and date as Buyer and the Company shall agree (the "Closing Date"). At the Closing Buyer and the Members shall take all such action and deliver all such documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or before the Closing Date and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full

ARTICLE III - REPRESENTATIONS AND WARRANTIES

OF MEMBERS

3.1	Member Representations and Warranties

To induce the Buyer to enter into and perform this Agreement, the Members represent and warrants to Buyer as of the date of this Agreement and as of the Closing as follows in this Article III

3.1.1 Good Title

Each Member represents with respect to itself as follows in this Section 3.1: David M. King owns forty nine percent (49%) of the membership interests in and to the Company; Glen W. Thurow owns fifty one percent (51%) of the membership interests in and to the Company, and together the Members own one hundred percent (100%) of the membership interests in and to the Company. Such Interests are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase and upon the consummation of the sale of such Interests as contemplated hereby, Buyer will have good title to such Interests, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

3.1.2 Authority

Such Member has all requisite power, right and authority to enter into this Agreement, including the exhibits and schedules hereto, and each other agreement or document (collectively the "Transaction Documents") entered into in connection with this Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Interests without the consent or approval of any other person or entity. Such Member has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

3.1.3 Enforceability

This Agreement has been, and the other Transaction Documents to which Such Member is a party on the Closing will be, duly executed and delivered by such Member, and this Agreement is, and each of the other Transaction Documents to which such Member is a party on the Closing will be, the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

Interest Purchase Agreement

3.1.4 No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents by such Member, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to such Member, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person or entity, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, or (d) result in the creation of any lien or encumbrance upon the assets of the Company or upon the Interests.

3.2	Company Organization; Good Standing; Corporate Authority; Enforceability

Each Member represents and warrants to Buyer as follows: The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of New Mexico. The Company is duly qualified to do business, and is in good standing in the states required due to (a) the ownership or lease of real or personal property for use in the operation of the Company's business or (b) the nature of the business conducted by the Company. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as represented to Buyer by the Company to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

All actions on the part of the Company and its Members necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of all of the Company's obligations under this Agreement and the other Transaction Documents have been taken or will be taken prior to the Closing. This Agreement has been, and the other Transaction Documents to which the Company is a party on the Closing will be, duly executed and delivered by the Company, and this Agreement is, and each of the other Transaction Documents to which it is a party on the Closing will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.3	Capitalization

Each Member represents and warrants to Buyer as follows:

(a) David M. King owns forty nine percent (49%) of the Interests. Glen W. Thurow owns fifty one percent (51%) of the Interests.

(b) Together the Interests owned by David M. King and Glen W. Thurow constitute one hundred percent (100%) of the "membership interests" (as that term is defined by NMSA § 53-19-2 (2006)) in and to the Company. Except for the Members, who together hold one hundred percent (100%) of the Interests, no person or entity holds any interest in or to the membership interests of the Company.

(c) There are no outstanding rights of first refusal, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of any Interests or other rights (economic or otherwise) of the Company.

Interest Purchase Agreement

(d) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any person or entity, that affects or relates to the voting or giving of written consents with respect to any Interests of the Company or the voting by any Member of the Company.

(e) The Interests are, and always have been, uncertificated, and no certificates are or have been issued representing the Interests.

3.4	Subsidiaries and Affiliates

Each Member represents and warrants to Buyer as follows: The Company does not have, and has never had, any Subsidiaries and the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

3.5	No Approvals or Notices Required; No Conflicts

Each Member represents and warrants to Buyer as follows: The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person or entity, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any lien or encumbrance upon the assets of the Company, or upon any Shares or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the ____________Articles of Organization or ____________Operating Agreement (if any) of the Company, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of the Company.

3.6	Financial Statements; Obligations

Each Member represents and warrants to Buyer as follows: The Company has delivered to Buyer (a) balance sheets and statements of operations, Members' equity and cash flows of the Company at and for the fiscal years ended ____________2005, and accompanying notes, and (b) unaudited balance sheets and unaudited statements of operations and cash flows of the Company at and for the nine months ended September 30, 2006. All the foregoing financial statements (including the notes thereto) are referred to as the "Financial Statements". The Financial Statements have been prepared in conformity with GAAP consistently applied throughout the periods covered, except as may be indicated in the notes thereto, and present fairly the financial position, results of operations and changes in financial position of the Company at the dates and for the periods indicated, subject, in the case of the unaudited financial statements, to normal recurring period-end adjustments. The Company has no liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the Balance Sheet, as prescribed by GAAP and the Financial Accounting Standards Board, except liabilities or obligations incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice. The Company maintains and will continue to maintain standard systems of accounting established and administered in accordance with GAAP. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other person or entity. Disclosure Schedule 3.6 sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, as of the Closing, and all liabilities under real property and equipment leases of the Company (the "Operating Lease Liabilities").

Interest Purchase Agreement

3.7	Absence of Certain Changes or Events

Each Member represents and warrants to Buyer as follows: Except (a) as and to the extent reflected or reserved against in the Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet, which are not material in amount, there are no liabilities or obligations of any nature relating to the Company, due or to become due, known or unknown, accrued, absolute, contingent or otherwise, that would be required to be included in a balance sheet prepared in accordance with GAAP. The Company has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the business or business prospects of the business or (ii) resulted in a material adverse change in the business, assets, operations, prospects or condition (financial or other) or could reasonably be expected to have such material adverse effect.

3.8	Taxes

Each Member represents and warrants to Buyer as follows:

(a) For purposes of this Agreement, the term "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity; and the term "Tax" means any one of the foregoing Taxes.

Interest Purchase Agreement

(b) The Company has filed on a timely basis all reports, returns, declarations, claims for refund, information returns, statements or other similar documents, including any schedules or attachments thereto, and including any amendment thereof with respect to any Taxes ("Tax Returns") that the Company was required to file. All such Tax Returns were correct and complete in all respects and have been prepared and completed in accordance with applicable law, including all and were prepared in accordance with the applicable statutes, rules and regulations. No such Tax Returns are currently the subject of audit or examination nor has the Company been notified in writing, or otherwise, of any request for an audit or examination. All Taxes owed by the Company (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Financial Statements. The Company has provided adequate reserves on its Financial Statements for the payment of any Taxes accrued but not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company has duly and timely withheld from employee salaries, or wages or other compensation (whether or not paid in cash) and other amounts paid to creditors, independent contractors and other third parties and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable Tax or other laws. No amounts have been or would be required to be withheld with respect to the lapse of restrictions on the Shares. The Tax Returns of the Company do not contain a disclosure under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code") (or any predecessor provision or comparable provision of state, local or foreign law). The Company does not do business in or derive income from any state, local or foreign jurisdiction other than those jurisdictions for which Tax Returns have been duly filed by the Company.

(c) There is no dispute, claim or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. The Company is not a party to nor has it been notified in writing or, otherwise, that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other governmental authority, and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the IRS or any other governmental authority which has not been satisfied, nor does the Company have any reason to believe that any such notice will be received in the future. The IRS has never audited any Tax Return of the Company. The Company has not filed any requests for rulings with the IRS. No power of attorney has been granted by the Company, its Members or their affiliates with respect to any matter relating to Taxes of the Company. There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

3.9	Property

Each Member represents and warrants to Buyer as follows:

(a) Disclosure Schedule 3.9(a) contains a complete and accurate list of all real property that is owned, leased, rented or used by the Company (the "Real Property"). The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property.

(b) Disclosure Schedule 3.9(b) contains a complete and accurate list of each item of personal property  having a book value in excess of $2,000 that is owned, leased, rented or used by the Company (the "Personal Property"); and the Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property.

Interest Purchase Agreement

(c) The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) reflected in the Balance Sheet and all the properties and assets purchased by the Company since the date of the Balance Sheet (except for such properties or assets sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all property used in the business of the Company.

(d) The Company's title to or leasehold interest in, as applicable, each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances, institutional controls and other adverse claims or interests of any kind.

(e) The Company's offices, manufacturing and production facilities and other structures and the Company's Personal Property are adequate for the uses to which they are being put and there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Real Property for the conduct of the business as presently conducted. The Company has received all necessary approvals with regard to occupancy and maintenance of the Real Property.

(g) Each lease of any portion of the Real Property and each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from any Person under any lease or other agreement or instrument relating to the Real Property or Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Real Property or Personal Property.

3.10	Contracts

Each Member represents and warrants to Buyer as follows: Disclosure Schedule 3.10 contains a complete and accurate list as of all material contracts, agreements, arrangements and understandings, oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, all security agreements, intellectual property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, purchase contracts, sale contracts, research contracts and scientific collaboration or cooperation agreements. All such material contracts set forth on such Schedule 3.10 are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder; nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no breach or default by any other party to any such contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. True and complete copies of each such contract have been delivered to Buyer. No consent is required from any person or entity under any contract, agreement, arrangement or understanding set forth on Disclosure Schedule 3.10 in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice, and is not otherwise aware, that any party to any such contract, agreement, arrangement or understanding intends to cancel, terminate or refuse to renew such contract, agreement, arrangement or understanding or to exercise or decline to exercise any option or right thereunder.

Interest Purchase Agreement

3.11	Customers and Suppliers

Each Member represents and warrants to Buyer as follows: Disclosure Schedule 3.11 sets forth: (a) a complete and accurate list of the customers of the Company accounting for 2% or more of the Company's revenues during the last fiscal year and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the last fiscal year. The Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers or suppliers named on such Schedule 3.11.

3.12	Claims and Legal Proceedings

Each Member represents and warrants to Buyer as follows: There are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to the knowledge of the Members, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Members, there is no valid basis for any claim, action, suit, arbitration, investigation or proceeding that could reasonably be expected to be materially adverse to the business, assets, operations, prospects or condition (financial or other) of the Company before or by any person or entity. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party that involve the transactions contemplated herein or that would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of the Company.

3.14	Labor Matters

Each Member represents and warrants to Buyer as follows: There are no labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Members, threatened against or involving the Company or any present or former employee of the Company. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers' compensation and other similar laws. The Company is not engaged in any unfair labor practice and does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting the Company, and the Company has not experienced any work stoppage or similar concerted employee activities. No collective bargaining agreement is binding on the Company. The Company does not have any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and the Company has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

Interest Purchase Agreement

3.15	Employee Benefit Plans

Each Member represents and warrants to Buyer as follows:

(a) Employee Benefit Plan Listing. Disclosure Schedule 3.15 contains a complete and accurate list of all benefit plans and arrangements ("Employee Benefit Plans"). The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could Materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without Material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Intentionally Omitted.

(c) Compliance. With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (ii) the Company and all other persons or entities (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iii) all Returns and other information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (iv) all notices, statements, reports and other disclosure (including, without limitation, all summary plan descriptions and summaries of material modifications) required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (v) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any Material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

(e) Contributions, Premiums and Other Payments. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Financial Statements. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

Interest Purchase Agreement

(f) Post-Employment Benefits. Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former Member, employee, agent, or independent contractor of the Company, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the Financial Statements.

(g) Suits, Claims and Investigations. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Members, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the knowledge of the Members is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the knowledge of the Members, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

(h) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Buyer or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require the Company or Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

3.16	Intentionally Omitted

3.17	Intellectual Property

Each Member represents and warrants to Buyer as follows:

3.17.1 Technology

Except for the Third Party Technologies (as defined in Section 3.17.2), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances: (a) all products, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, technology, processes, procedures, packaging, trade dress, formulae, drawings, designs, concepts, user interfaces, "look and feel," software or development tools and content that are now or during the two (2) years prior to the date of this Agreement have been, or are currently proposed to be, developed, produced, used, marketed and/or sold in the Company's business; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in (a), above; (c) any and all technology and work in progress related to the items set forth in (a) and (b), above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in (a), (b) and (c), above. The Technology, excluding the Third Party Technologies, is sometimes referred to as the "Company Technology."

Interest Purchase Agreement

3.17.2 Third Party Technology

Disclosure Schedule 3.17.2 sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed, the owner and the Third Party License. The Company has the lawful right to use (free of any material restriction) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology, and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. All Third Party Licenses are valid, binding and in full force and effect, the Company and, to the knowledge of the Members, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the knowledge of the Members, any other party thereto is in default thereunder, nor, to the knowledge of the Members, has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default, on the part of the Company or, to the knowledge of the Members, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

3.17.3 Trademarks

Disclosure Schedule 3.17.3 list(s) all trademarks, trade names, brand names, service marks, logos or other identifiers used by the Company in its business (the "Marks"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

3.17.4 Intellectual Property Rights

Disclosure Schedule 3.17.4 sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) associated with the Company Technology and the Marks (collectively, the "IP Rights").

3.17.5 Maintenance of Rights

The Company has not conducted its business, and has not used or enforced (or failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations. The Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Members, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

Interest Purchase Agreement

3.17.6 Third Party Infringement

The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; all IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any IP Rights; and to the knowledge of the Members, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

        3.17.7 Infringement by the Company

The use of any of the Technology in the Company's business does not and will not, to the knowledge of the Members, conflict with, infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; the use of any of the Marks and other IP Rights in the Company's business will not conflict with, infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights or claiming that any other entity has any claim of infringement with respect thereto.

        3.17.8 Domain Names

Disclosure Schedule 3.17.8 lists all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including without limitation all rights necessary to continue to conduct the Company's business as it is currently conducted.

        3.17.9 Indemnification

The Company has not entered into any agreement or offered to indemnify any person or entity against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

3.18	Accounts Receivable

Each Member represents and warrants to Buyer as follows: All accounts receivable of the Company reflected in the Balance Sheet or existing at the time of Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected in the Balance Sheet are adequate. All Accounts existing and remaining unpaid at the time of Closing will be collectible by and accrue to the benefit of the Members. All Accounts for services performed, rendered, contracted, due or sales actually made after the Closing will be collectible by and accrue to the benefit of Buyer.

Interest Purchase Agreement

3.19	Corporate Books and Records

Each Member represents and warrants to Buyer as follows: The Company has furnished to Buyer true and complete copies of the limited liability company records of the Company since the Company's inception, and such records (including minutes, resolutions and consents, if any) accurately reflect the events of and actions taken at the meetings of the Members. The Membership Interest transfer records accurately reflect all issuances and transfers of the Interests in and to the Company since its inception.

3.20	Licenses, Permits, Authorizations, etc.

Each Member represents and warrants to Buyer as follows: The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits"), the failure to obtain of which would have a material adverse effect on its business, assets, operations, prospects or condition (financial or other) of the Company. Disclosure Schedule 3.20 contains a list of all Permits with expiration dates, if any. The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Members, threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit.

3.21	Compliance With Laws; Environmental Health and Safety Matters

Each Member represents and warrants to Buyer as follows:

(a) The Company is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

(b) The Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable foreign, federal, state, county and local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, water, groundwater, soil, natural resource, noise and odor) matters, including, by way of illustration and not by way of limitation, the Clean Air Act, 42 U.S.C. Section 7401, et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., as amended; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., as amended; the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., as amended; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, et seq.; and other comparable federal, state and local laws, and the regulations issued thereunder (collectively, "Environmental Laws").

Interest Purchase Agreement

(c) The Company has not transported, stored, treated, recycled, handled or disposed of, or allowed or arranged for any third party to transport, store, treat, recycle, handle or dispose of (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any wastes, materials or substances identified in or regulated by any Environmental Laws; (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, carcinogens and radon, all to the extent regulated by any Environmental Laws; and (iii) gasoline, oil and other petroleum products (all of the foregoing collectively, "Regulated Substances"), to or at any location in violation of any Environmental Laws.

(d) No part of the Real Property, including, but not limited to, all surface and subsurface soil, sediments, groundwater and surface water located on, in or under the Real Property, was or is contaminated with any Regulated Substances or constituents thereof, which contamination has given or may give rise to any obligation of the Company under any applicable Environmental Laws, the common law or otherwise. To the knowledge of the Members, no real property adjacent to or adjoining the Real Property has been or is being so contaminated.

(e) The Company has reported, recorded or filed, and has provided to Buyer, true, accurate and complete copies of all reports with respect to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles) (any of the foregoing, a "Release"), required by applicable Environmental Laws to be reported by the Company to any government authority. The Company has maintained all environmental and operating documents and records in the manner and for the time periods required by applicable Environmental Laws.

(f) The Company has not caused or permitted the Release of any Regulated Substances or constituents thereof on, from or off-site of its Real Property, or of any Release from any facility owned or operated by third parties but with respect to which the Company is alleged to have liability, including, but not limited to, liability for personal injury, cleanup or restoration, which Release caused or could reasonably be Expected to cause a material loss to the Company.

3.22	Insurance

Each Member represents and warrants to Buyer as follows: The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry. All insurance policies of the Company are described on Disclosure Schedule 3.22 hereto, and are in full force and effect, all premiums covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its respective assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Interest Purchase Agreement

3.23	Brokers or Finders

Each Member represents and warrants to Buyer as follows: The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.24	Government Contracts

Each Member represents and warrants to Buyer as follows: The Company has never been, nor as a result of the consummation of the transactions contemplated by this Agreement will it be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government or any foreign government, nor to the knowledge of the Members has such suspension or debarment been threatened or action for suspension or debarment been commenced. The Company has not been nor is it currently being audited, except in the ordinary course of business or as is customary in the industry or as provided by the Federal Acquisition Regulations or, to the knowledge of the Members, investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general or other authorities of any agency of the United States government, or any foreign government, nor, to the knowledge of the Members, has such audit or investigation been threatened. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government or any foreign government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or other authorities of any agency of the United States government or any foreign government, or any prime contractor with any such governmental body. The Company has not had a contract or subcontract terminated for default by the Company and has not been determined to be nonresponsible by any agency of the United States government or any foreign government. The Company does not have any outstanding agreements, contracts or commitments that require it to obtain or maintain a government security clearance.

3.25	Absence of Questionable Payments

Each Member represents and warrants to Buyer as follows: Neither the Company nor any of its Members, or to the knowledge of the Members, any agents, employees or other person acting on behalf of the Company, has used any funds of the Company for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. The Company has not received notice that any transaction was improper or unlawful within the meaning of this Section 3.25. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any of its current directors or officers, agents, employees or any other Person acting on behalf of the Company, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance in all respects, with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable domestic and foreign laws and regulations relating to corrupt practices and similar matters.

3.26	Bank Accounts

Each Member represents and warrants to Buyer as follows: Disclosure Schedule 3.26 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Interest Purchase Agreement

3.27	Previous Conduct of Business; Insider Interests

Each Member represents and warrants to Buyer as follows: All the transactions of the Company with third parties have been conducted on an arm's-length basis. No Member, employee, contractor, consultant or other representative of the Company has any direct or indirect interest, and Members have no direct or indirect interest, other than as a Member of the Company (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of the Company, including, without limitation, any intellectual property, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. To the knowledge of the Members, neither the Company nor any of its Members, employees, contractors or consultants has any interest, either directly or indirectly, in any entity that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage or (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or persons performing similar functions).

3.28	Full Disclosure

Each Member represents and warrants to Buyer as follows: No information furnished by the Company or the Members to Buyer in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Disclosure Schedules and the Exhibits hereto) or to be furnished prior to the Closing by or on behalf of the Company or the Members to Buyer, or to others in connection with obtaining approval of the transaction contemplated by this Agreement, is false or misleading in any material respect. Neither the Company nor any Member has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, the Financial Statements, the Disclosure Schedules and Exhibits hereto, or in or pursuant to closing certificates executed or delivered by the Company or the Members not misleading.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

OF BUYER

To induce the Members to enter into and perform this Agreement, Buyer represents and warrants to the Members as of the date of this Agreement and as of the Closing as follows in this Article IV:

4.1	Organization

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

Interest Purchase Agreement

4.2	Enforceability

All corporate action on the part of Buyer and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Buyer's obligations under this Agreement and the other Transaction Documents to which it is a party has been taken or will be taken prior to the Closing. This Agreement has been, and the other Transaction Documents to which Buyer is a party on the Closing will be, duly executed and delivered by Buyer, and this Agreement is, and each of the other Transaction Documents to which Buyer is a party on the Closing will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3	No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Buyer, (b) require Buyer to obtain any consent, approval or authorization of, or declaration, filing or registration with, any Person, or (c) constitute a violation of any provisions of Buyer's ____________Certificate of Incorporation and Bylaws.

4.4	Claims and Legal Proceedings

There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Buyer's knowledge, threatened against Buyer before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby.

4.5	Brokers or Finders

Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Buyer, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.6	Tax Consequences

Buyer does not make any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Members arising out of the structure or terms of this Agreement, or the negotiation or consummation hereof. Each Member shall be solely responsible for any such Tax consequences.

ARTICLE V - COVENANTS

Between the date of this Agreement and the time of Closing, the parties covenant and agree as set forth in this Article V.

Interest Purchase Agreement

5.1	Conduct of Business by the Company Pending the Closing

Unless Buyer shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, and the Members of the Company shall cause the Company to be conducted in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current Members, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the time of Closing, directly or indirectly do, or propose to do, any of the following without giving Buyer prior written notice of and receiving Buyer's prior written consent:

(a) amend or otherwise change its ____________Articles of Organization or Operating Agreement;

(b) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any membership interests in or to the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any Interests in or to the Company, or any other ownership interest (including, without limitation, any economic interest), of the Company or (ii) any assets of the Company;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to any of its Interests, other than payments necessary to achieve an Actual Net Equity (as defined in Section 2.2.2(b)) equal to zero as of Closing;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its Interests;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or form any corporation, partnership, other business organization or division thereof, or acquire directly or indirectly any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice which loans shall be on terms and conditions satisfactory to Buyer; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure that is in excess of $2,500 or capital expenditures that are, in the aggregate, in excess of $10,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

(f) enter into any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its Members, employees or consultants (other than payment of compensation necessary to achieve an Actual Net Equity (as defined in Section 2.2.2(b)) equal to zero as of Closing), except for increases in accordance with existing agreements or past practices for employees of the Company who are not Members of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any Member, employee, or consultant of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

Interest Purchase Agreement

(g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(h) make any tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign income tax liability;

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(j) enter into any equipment lease; or

(k) issue certificates for any of the Interests; or

(l) agree to do any of the foregoing.

5.2	Access to Information; Confidentiality

From the date hereof to the time of Closing, the Members shall, and shall cause their representatives to, afford Buyer and its representatives complete access at all reasonable times to the Members, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Buyer with all financial, operating and other data and information as Buyer may reasonably request and as such access is necessary to the consummation of the transactions contemplated hereby. From the date hereof until the time of Closing, the Company shall provide Buyer with financial statements of the Company as they become available internally at the Company, all of which financial statements shall be prepared in conformity with GAAP and shall fairly present the financial position and results of operations of the Company as of the dates and for the periods specified. All information obtained by either party pursuant to this Section 5.2 shall be kept confidential in accordance with the terms of the Letter of Intent, dated ____________October 25, 2006, between Buyer and the Company.

5.3	No Alternative Transactions

The Members shall not, directly or indirectly, through any Member, employee, agent, investment banker, attorney or otherwise, solicit, initiate or encourage the submission of any proposal, offer, inquiry or contact from any person or entity relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company, or participate in any negotiations or discussions regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity, to do or seek any of the foregoing. The Members immediately shall cease and cause to be terminated with no obligation, financial or otherwise, on the part of the Company or the Members, all existing discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.

The Members shall notify Buyer promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the person or entity making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

Interest Purchase Agreement

5.4	Notification of Certain Matters

The Members shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Members, of (a) the occurrence or nonoccurrence of any event which would be likely to (i) cause any representation or warranty of the Members or Buyer, respectively, contained in this Agreement to be materially untrue or inaccurate or (ii) result in the material failure to satisfy a closing condition in Article VII or VIII; (b) any material failure of the Members or Buyer, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them; and (c) any written communication from any person or entity alleging that the consent of such person or entity may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5	Further Action

Upon the terms and subject to the conditions hereof, each of the parties shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the other parties with respect to such filings and submissions and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Interests to Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its best efforts to take all such action. Neither the Buyer nor the Members will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

5.6	Publicity

None of the parties shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties, except as required by law or any listing or other agreement with any public securities trading exchange or market to which Buyer is a party and after providing written notice to the other parties of such required disclosure.

5.7. Covenants Not to Compete

5.7.1 Covenants

In consideration of the payment of the Purchase Price by Buyer to the Members at the Closing, the Members covenant and agrees as follows:

Interest Purchase Agreement

(a) During any period during which a Member performs services as an employee, consultant or otherwise for the Company, and, unless employment is terminated by Buyer without reasonable cause, for the two (2)-year period commencing upon the date that the Member ceases to perform services for the Company (the "Non- Compete Period"), neither the Member nor any of the Member's affiliates shall engage in any Competitive Business (as such term is defined below), whether directly or indirectly, for its account or otherwise, or as a member, shareholder, owner, partner, principal, agent, joint venturer, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, in, with or of any person or entity that engages directly or indirectly in any Competitive Business. As used herein, "Competitive Business" shall mean any business that competes with the Company or the Buyer in the United States, including, without limitation, any business that provides geographic and land information systems, software, services or data.

(b) During the Non-Compete Period, neither the Member nor any of its affiliates shall, directly or indirectly, hire, or solicit or encourage to leave the employment of the Company, Buyer or any of their affiliates, or any former employee of the Company hired by Buyer, the Company or their affiliates, or have any arrangement (financial, consulting or otherwise) with any such individual.

5.7.2 Minor Investments

Notwithstanding the provisions of Section 5.7.1(a) above, a Member may at any time own in the aggregate, directly or indirectly, for investment purposes only, 5% or less of any class of securities of any entity traded on any national securities exchange or quoted on the Nasdaq National Market that engages in a Competitive Business.

5.7.3 Remedies

The Members acknowledge that compliance with the provisions of this Section 5.7 is necessary and proper to preserve and protect the business of the Company acquired by Buyer under this Agreement and to assure that the parties receive the benefits intended to be conveyed pursuant to this Section 5.7. The Members agree that any failure by the Members or any of their affiliates to comply with the provisions of this Section 5.7 shall entitle Buyer and their affiliates, in addition to such other relief and remedies as may be available, to equitable relief, including, but not limited to, the remedy of injunction. Resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy, or preclude the recovery by Buyer and its affiliates of monetary damages and compensation.

5.7.4 Severability; Reformation

The covenants in this Section 5.7 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 5.7 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and this Agreement shall thereby be reformed.

Interest Purchase Agreement

ARTICLE VI - PUT OPTION

For a period of one (1) year from and after the Closing, at the election of each Member, which shall be exercisable in the sole discretion of such Member, Parent shall be obligated to purchase up to 27,000 shares of Parent Stock held by such electing Member at the purchase price of $1.00 per share. To exercise the right to cause Parent to purchase the shares of Parent Stock, the Member shall deliver written notice to Parent indicating the number of shares (not to exceed 27,000 per electing Member) that the Member desires Parent to purchase. Within fifteen (15) days after receipt of such written notice, Parent shall take all such action necessary to purchase the shares, up to the 27,000 per Member maximum, identified in the Member’s notice and, subject to delivery of a certificate representing the shares to be sold, duly endorsed or accompanied by appropriate stock powers executed by the electing Member, Parent shall pay to the electing Member the purchase price for the Parent Stock specified in this Article VI (i.e., $1.00 per share). The right of a Member to cause Parent to repurchase the Parent Stock pursuant to the terms of this Article VI shall terminate one year after the Closing.

ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to perform and observe the covenants, agreements and conditions to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Buyer.

7.1	Accuracy of Representations and Warranties

Each of the representations and warranties of the Members contained in this Agreement and the other Transaction Documents to which each is a party (including applicable Exhibits or Disclosure Schedules) shall be true and correct as of the date hereof and at and as of the Closing Date as though made on that date; except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date.

7.2	Performance of Agreements

The Members shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

7.3	Liabilities

The liabilities of the Company shall in no event exceed $30,000 at Closing.

7.4	Members’ Certificate

Buyer shall have received a certificate of the Members of the Company, dated the Closing Date, substantially in the form attached as Exhibit 7.4, certifying that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.8 have been fulfilled.

7.5	Material Adverse Change

Since the date hereof and through the Closing, there shall not have occurred (or be threatened) any material adverse change (a) in the business, operations, assets, liabilities, earnings, condition (financial or other), or prospects of the Company or (b) with respect to the Members or the Interests, and no material adverse change shall have occurred (or be threatened) in any domestic or foreign laws or regulations affecting the Company or in any third party contractual or other business relationships of the Company.

Interest Purchase Agreement

7.6	Due Diligence and Board Approval

The results of Buyer's due diligence investigation of the Company and the Members shall be satisfactory in all respects to Buyer and the Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby.

7.7	Approvals and Consents

All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company as set forth in the Disclosure Schedules, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices material to the consummation of the transactions contemplated by this Agreement shall have been obtained or delivered. All such transfers, approvals, and consents shall be satisfactory in all respects to Buyer in its sole and absolute discretion.

7.8	Proceedings and Documents

All limited liability company and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been approved by counsel to Buyer and the Buyer.

7.9	Compliance With Laws

The consummation of the transactions contemplated by this Agreement shall be legally permitted by all laws and regulations to which Buyer is subject.

7.10	Legal Proceedings

No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

7.11	Delivery of Bill of Sale

The Members shall deliver to Buyer at Closing bills of sale regarding the Interests in substantially the form attached as Exhibit 7.11, and acceptable to Buyer.

ARTICLE VIII - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS

The obligations of the Members to perform and observe the covenants, agreements and conditions to be performed and observed by any of them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Members.

Interest Purchase Agreement

8.1	Accuracy of Representations and Warranties

Each of the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents to which it is a party shall be true and correct as of the date hereof and at and as of the Closing Date as though made on that date, except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date.

8.2	Performance of Agreements

Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by it at or prior to the Closing.

8.3	Officers' Certificate

The Company shall have received a certificate of an officer of Buyer, dated the Closing Date, substantially in the form attached as Exhibit 8.4, certifying that the conditions in Sections 8.1, 8.2, 8.4 and 8.6 have been fulfilled.

8.4	Material Adverse Change

Since the date hereof and through the Closing, there shall not have occurred any material adverse change in the business, operations, assets, liabilities, earnings, condition (financial or other) of Buyer that would render Buyer unable to perform its obligations under the Transaction Documents.

8.5	Approvals and Consents

All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, required to be obtained by Buyer for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law shall have passed.

8.6	Proceedings and Documents

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been approved by counsel to the Members and the Members.

8.7	Compliance With Laws

The consummation of the transactions contemplated by this Agreement shall be legally permitted by all laws and regulations to which the Company and the Members are subject.

8.8	Legal Proceedings

No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

Interest Purchase Agreement

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

9.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Members and Buyer;

(b) by the Company, if Buyer shall have breached any of its representations, warranties or agreements;

(c) by Buyer, if the Members shall have breached any of its or their representations, warranties or agreements;

(d) by either the Company or Buyer if the Closing has not occurred by ____________January 15, 2007; provided, however, that the right to terminate this Agreement under this subsection (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(e) by either the Company or Buyer if there shall be any law or regulation that makes consummation of the sale of the Interests by the Members to Buyer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the sale of the Interests by the Members to Buyer is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

(f) at any time prior to the Closing by Buyer if, at any time in the course of its legal, accounting, financial or operational due diligence investigation as to the Company and the Members, it shall have become aware of any facts or circumstances that it was not aware of on the date hereof, or any additional facts and circumstances as to matters of which it was aware on the date hereof, in either case that would, in the reasonable judgment of Buyer, make it inadvisable to consummate the purchase of the Shares and the other transactions contemplated hereby.

9.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 9.1, there shall be no further obligation on the part of any party, except that the confidentiality obligations under Section 5.2, and Sections 9.2, 11.1, 11.2, 11.5 and 11.8 shall survive any such termination and nothing shall relieve any party from liability for any breach.

9.3	Amendment

Buyer and the Members may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

Interest Purchase Agreement

9.4	Waiver

At any time prior to the Closing, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained in any Transaction Document, or (c) waive compliance with any agreement or condition in any Transaction Document. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound. The failure of any party at any time or times to require performance of any provisions shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

ARTICLE X - SURVIVAL AND INDEMNIFICATION

10.1	Survival

All representations and warranties contained in this Agreement or the other Transaction Documents shall survive for a period of ____________three (3) years following the Closing. The covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

10.2	Indemnification

10.2.1 Indemnification by the Members

From and after the Closing Date, the Members shall jointly and severally indemnify and hold Buyer and its affiliates (the "Buyer Indemnified Parties") harmless from and against, and shall reimburse Buyer Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal and accounting fees and expenses) ("Losses") arising out of or in connection with:

(a) any inaccuracy in or other breach of any representation or warranty made by the Members in this Agreement or in any other Transaction Document;

(b) any failure by the Members to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party; or

(c) any claim, demand, cause of action, suit, proceeding, hearing or investigation by any person or entity for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person or entity directly or indirectly with the Company, any of its Members or employees in connection with any of the transactions contemplated by this Agreement or any other Transaction Document.

10.2.2 Indemnification by Buyer

From and after the Closing Date, Buyer shall indemnify and hold the Members (the "Member Indemnified Parties") harmless from and against, and shall reimburse the Member Indemnified Parties for, any and all Losses arising out of or in connection with:

Interest Purchase Agreement

(a) any inaccuracy in or other breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document;

(b) any failure by Buyer to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party.

10.3	Limitations

(a) Any claim for indemnification must be asserted as provided in Section 10.4 within three years from the Closing, otherwise, this Article X shall be null, void and without effect.

(b) In no event shall any party be indemnified for any Loss to the extent it is covered by insurance.

10.4	Procedure for Indemnification

10.4.1 Claim Notice

The Member Indemnified Parties together with Buyer Indemnified Parties, are sometimes referred to herein as the "Indemnified Parties. " In the event that any Indemnified Party sustains or incurs any Losses in respect of which indemnification may be sought pursuant to this Article X, such Indemnified Party may assert a claim for indemnification by giving written notice (the "Claim Notice") to the indemnifying party, which will describe in reasonable detail the facts and circumstances on which the asserted claim for indemnification is based. The Claim Notice will also specify how the Indemnified Party intends to recover such funds pursuant to this Agreement. Unless the claim described in the Claim Notice is contested by the indemnifying party by written notice to the Indemnified Party of the amount of the claim that is contested, given within 30 days of the receipt of the Claim Notice, the Indemnified Party may recover such undisputed amount of the claim described in the Claim Notice.

10.4.2 Dispute Notice

If, within thirty (30) days of the receipt by the indemnifying party of the Claim Notice, the indemnifying party contests in writing to the Indemnified Party that such Loss constitutes an indemnifiable claim (the "Dispute Notice"), then the Indemnified Party and the indemnifying party, acting in good faith, shall attempt to reach agreement with respect to such claim. If the Indemnified Party and the indemnifying party should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnified Party and the indemnifying party.

Interest Purchase Agreement

10.4.3 Third-Party Claims

With respect to claims for indemnification resulting from or in connection with any legal proceeding commenced by a third party, the Indemnified Party will give the Claim Notice to the indemnifying party no later than ten (10) days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule. Nothing in this Section 10.4.3 limits in any way the right of the Indemnified Party to defend against any claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling the claim or litigation (after giving notice of the same to the indemnifying party) on such terms as the Indemnified Party may in good faith deem appropriate (provided, however, that no such settlement shall occur without the indemnifying party's prior written consent, which shall not be unreasonably withheld). The indemnifying party will, subject to the limitations set forth in Section 10.3, promptly indemnify the Indemnified Party in accordance with the provisions of this Article X and the Escrow Agreement.

10.5	Investigations; Waivers

An Indemnified Party's right to indemnification provided for in this Article X will remain in effect notwithstanding any investigation at any time by or on behalf of any party or any waiver by any party of any condition to such party's obligations to consummate the transactions contemplated hereby.

ARTICLE XI - GENERAL

11.1	Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall each pay its own fees and expenses for the negotiation, preparation and carrying out of this Agreement and the other Transaction Documents (including legal and accounting fees and expenses).

11.2	Consequential Damages

No party shall be liable to the other parties for any special, indirect, incidental or consequential damages resulting from any breach of this Agreement.

11.3	Assignment

This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations to any of its affiliates. In the event of any such permitted assignment, Buyer shall guarantee the performance of such obligations by such assignee.

11.4	Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the U.S. Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

Interest Purchase Agreement

If to the Buyer:                                     Premier Data Services, Inc.
8310 South Valley Highway, Suite 220
Englewood, CO 80112
Attention: Richard V. Souders
President and CEO

With a copy to:                                    Castle Meinhold & Stawiarski, LLC
999 18th Street, Suite 2201
Denver, CO 80220
Attention: Thomas S. Smith, Esq.

If to the Members:                                Land Links Company, Ltd.
7820 Pan American Fwy. NE # 4
Albuquerque, NM 87109
Attention: David M. King and Glen W. Thurow

Note: Determine if arbitration is desired.

Alt. 1

11.5	Governing Law; Jurisdiction; Venue

This Agreement shall be governed by and construed under the laws of the state of Colorado without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Denver, Colorado in connection with any action relating to this Agreement.

11.6	Successors and Assigns

The terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties.

11.7	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.8	Entire Agreement; Counterparts

This Agreement constitutes the entire agreement among the parties with respect to this subject matter and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter, including, but not limited to, the Letter of Intent, dated October 25, 2006, between Buyer the Company. This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

Interest Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement effective as of the date and year first above written.

BUYER:

PDS GIS/LIS, Inc., a
Delaware corporation

By: /s/ Richard V. Souders
Richard V. Souders, President and CEO

MEMBERS:

/s/ David M. King
 David M. King

/s/ Glen w. Thurow
 Glen W. Thurow

Stock Purchase Agreement

List of Exhibits and Schedules

Exhibits

Exhibit 2.2.2 - Registration Rights and Lock-Up Agreement
Exhibit 7.4 - Members’ Certificate
Exhibit 7.11 - Bill of Sale David M. King; Bill of Sale Glen W. Thurow
Exhibit 8.4 - Officer’s Certificate (Buyer)

Disclosure Schedules of the Members

Schedule 3.6 - Operating Lease Liabilities
Schedule 3.9(a) - Real Property (owned, leased, rented or used by the Company)
Schedule 3.9(b) - Personal Property (owned, leased, rented or used by the Company and having a value in excess of $2,000)
Schedule 3.10 - Material Contracts (all material contracts, agreements, arrangements of the Company)
Schedule 3.11 - Customers (material customers of the Company)
Schedule 3.15 - Employee Benefit Plans (benefit plans of the Company)
Schedule 3.17.2 - Third Party Technology; Third Party Licenses (used in the Company's business)
Schedule 3.17.3 - Trademarks (trademarks, trade names, brand names of the Company)
Schedule 3.17.4 - IP Registrations (all patents, patent applications, copyright registrations, trademark applications of the Company)
Schedule 3.17.8 - Domain Names (all websites of the Company)
Schedule 3.20 - Permits; Registrations (all governmental approvals, authorizations, consents, licenses, orders, registrations and permits of the Company)
Schedule 3.22 - Insurance Policies (all insurance policies of the Company)
Schedule 3.26 - Bank Accounts (all accounts and account signatories of the Company)